Exhibit 4.4

Exhibit 4.4 NUMBER C Pollo Tropical CHICKEN ON THE GRILL FIESTA RESTAURANT GROUP, INC. THE ORIGINAL TACO CABANA® MEXICAN PATIO CAFE INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE Fiesta Restaurant Group, Inc. Common Stock SHARES SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP 31660B 10 1 THIS CERTIFIES THAT IS THE OWNER OF FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE OF $.01 PER SHARE, OF FIESTA RESTAURANT GROUP, INC. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. WITNESS the seal of the Corporation and the signatures of its duly authorized officers. Dated: SECRETARY PRESIDENT COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (Brooklyn, NY) Transfer Agent and Registrar By Authorized Officer